EXHIBIT 99.2

NORTHEAST UTILITIES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended December 31,
(Thousands of Dollars, Except Share Information)	2014	2013

Operating Revenues	$1,881,120	$1,777,729

Operating Expenses:
Purchased Power, Fuel and Transmission	702,557	600,962
Operations and Maintenance	358,574	425,026
Depreciation	158,433	147,142
Amortization of Regulatory Assets/(Liabilities), Net	(21,122)	27,653
Energy Efficiency Programs	112,898	95,910
Taxes Other Than Income Taxes	139,519	120,384
Total Operating Expenses	1,450,859	1,417,077
Operating Income	430,261	360,652

Interest Expense:
Interest on Long-Term Debt	84,925	84,766
Other Interest	4,973	3,351
Interest Expense	89,898	88,117
Other Income, Net	5,565	8,239
Income Before Income Tax Expense	345,928	280,774
Income Tax Expense	122,440	101,498
Net Income	223,488	179,276
Net Income Attributable to Noncontrolling Interests	1,879	1,879
Net Income Attributable to Controlling Interest	$221,609	$177,397

Basic and Diluted Earnings Per Common Share	$0.69	$0.56

Weighted Average Common Shares Outstanding:
Basic	316,721,275	315,647,036
Diluted	318,109,809	316,637,990

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to present shareholders about Northeast Utilities and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.

NORTHEAST UTILITIES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Years Ended December 31,
(Thousands of Dollars, Except Share Information)	2014	2013	2012

Operating Revenues	$7,741,856	$7,301,204	$6,273,787

Operating Expenses:
Purchased Power, Fuel and Transmission	3,021,550	2,482,954	2,084,364
Operations and Maintenance	1,427,589	1,514,986	1,583,070
Depreciation	614,657	610,777	519,010
Amortization of Regulatory Assets, Net	10,704	206,322	79,762
Amortization of Rate Reduction Bonds	-	42,581	142,019
Energy Efficiency Programs	473,127	401,919	313,149
Taxes Other Than Income Taxes	561,380	512,230	434,207
Total Operating Expenses	6,109,007	5,771,769	5,155,581
Operating Income	1,632,849	1,529,435	1,118,206

Interest Expense:
Interest on Long-Term Debt	345,001	340,970	316,987
Interest on Rate Reduction Bonds	-	422	6,168
Other Interest	17,105	(2,693)	6,790
Interest Expense	362,106	338,699	329,945
Other Income, Net	24,619	29,894	19,742
Income Before Income Tax Expense	1,295,362	1,220,630	808,003
Income Tax Expense	468,297	426,941	274,926
Net Income	827,065	793,689	533,077
Net Income Attributable to Noncontrolling Interests	7,519	7,682	7,132
Net Income Attributable to Controlling Interest	$819,546	$786,007	$525,945

Basic Earnings Per Common Share	$2.59	$2.49	$1.90

Diluted Earnings Per Common Share	$2.58	$2.49	$1.89

Weighted Average Common Shares Outstanding:
Basic	316,136,748	315,311,387	277,209,819
Diluted	317,417,414	316,211,160	277,993,631

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to present shareholders about Northeast Utilities and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.